Exhibit 99.1

For Immediate Release

For more information, contact:

Darin Janecek, Chief Financial Officer
ARI Network Services, Inc.
Phone: (414) 973-4300

Investor Contact:
Joe Dorame, Robert Blum, Joe Diaz
Lytham Partners, LLC
Phone: (602) 889-9700
aris@lythampartners.com

ARI Network Services Announces Fiscal Year 2012 Financial Results

Milwaukee, Wis., October 29, 2012 – ARI Network Services (OTCBB: ARIS), a leader in creating, marketing, and supporting software, SaaS, and DaaS solutions that connect consumers, dealers, distributors, and manufacturers in selected vertical markets, reported financial results today for the fiscal 2012 year ended July 31, 2012.

Highlights for the fiscal 2012 year included:

•	Total revenue for fiscal 2012 increased 5.4% to $22.5 million compared to $21.3 million in fiscal 2011.
•	Recurring revenue for the year increased 8.0% to $18.8 million, or 83.6% of total revenue, from $17.4 million, or 81.7% of total revenue, in fiscal 2011.
•	During fiscal 2012, the Company invested $2.4 million in strategic research and technology investments to support future new product introductions and revenue growth.
•	The Company paid down $1.4 million of debt in fiscal 2012, reducing its total debt from $5.6 million at July 31, 2011 to $4.2 million at July 31, 2012.
•	For the fiscal year ended July 31, 2012, churn (the measure of customers that do not renew) improved approximately 19% compared to fiscal 2011.
•	During fiscal 2012, the Company added over 300 new customers, signed three new reseller agreements, expanded into the home improvement retailer market and expanded our dealer penetration to include China.

Fiscal Year 2012 Financials

ARI reported revenue of $22.5 million for fiscal 2012 versus $21.3 million in fiscal 2011; an increase of 5.4%. Recurring revenue comprised approximately 84% of total revenue in fiscal 2012, up from 82% in fiscal 2011.

Total operating expenses in fiscal 2012 were $15.9 million, up 5.4%, compared to $15.1 million in fiscal 2011. This increase resulted from strategic investments in the Company's fiscal 2012 investor relations initiative and a new cloud-based ERP system.  Operating income for fiscal 2012 was $1.3 million compared to $1.7 million in fiscal 2011.

The company reported income before tax of $1.3 million, or $0.16 per share, in fiscal 2012, compared to $1.4 million, or $0.18 per share, in fiscal 2011.  In fiscal 2011 the company realized a tax benefit of $1,017,000, or $0.13 per share, resulting from a revaluation of its deferred tax assets.  In fiscal 2012 the company recognized income tax expense of $227,000, or $0.03 per share.  As a result, net income was $1.1 million, or $0.13 per share, in fiscal 2012, compared to $2.4 million or $0.21 per share in fiscal 2011.
EBITDA, a non-GAAP measure, was $4.4 million in fiscal 2012, compared to $5.0 million in fiscal 2011.

Management Discussion

Roy W. Olivier, president and chief executive officer of ARI, commented, "We continue to make progress toward our goal of double digit year over year revenue growth. Our fiscal 2012 total recurring revenue increased 8.0% over last year, and 9.8% on our core products.  A contributing factor is our 19% reduction in the rate of churn over this same period last year.  We have signed on three new resellers and signed a deal with a national retailer to use our catalog content in their 1,200 service centers, all of which contribute to recurring revenue growth."

Mr. Olivier continued, "We are very focused on the execution of our revenue growth strategy and are making strategic investments in technology to achieve this growth.    We continue to integrate several of our core product offerings and expanded our content library with fifteen new catalog brands. We have released new versions of all of our core products during the year, providing our customers with easy access to the innovative technology they need to grow their businesses."

Darin Janecek, chief financial officer of ARI, commented, "In fiscal 2012 we achieved continued organic revenue growth.  Our pre-tax income also increased, when adjusted for non-recurring items such as fiscal 2011's gain on the divestiture of the AgChem EDI business, despite the additional costs related to our investor relations and technology investments. We continue to generate strong operating cash flows.  In fiscal 2012 we generated $3.5 million in cash from operations, which we used to pay down debt and invest in product development and technology strategic to our growth initiatives.  We believe these investments will generate revenue growth and increase shareholder value."

Non-GAAP Measures

EBITDA, a non-GAAP measure, is defined as earnings before interest, income taxes, depreciation and amortization.  Management believes EBITDA, to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.  A reconciliation of net income to EBITDA can be found on the investor relations section of our website for all periods presented.

Fourth quarter Conference Call
ARI will conduct a conference call today, Monday, October 29, 2012 at 4:30 pm EST to review the financial results for the fourth quarter and fiscal year ended July 31, 2012. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet web cast, which is available in the Investor Relations section of the Company's website at http://www.arinet.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10020010. A web cast replay will be available in the Investor Relations section of the Company's website at http://www.arinet.com until the next earnings conference call.

About ARI

ARI Network Services, Inc. ("ARI" or the "Company") is a leader in creating, marketing, and supporting software, software as a service ("SaaS") and data as a service ("DaaS") solutions that enhance revenue and reduce costs for our customers. Our innovative, technology-enabled solutions connect the community of consumers, dealers, distributors, and manufacturers to help our customers efficiently service and sell more whole goods, parts, garments, and accessories ("PG&A") worldwide in selected vertical markets that include power sports, outdoor power equipment, marine, and white goods.  We estimate that more than 19,000 equipment dealers, 140 manufacturers, and 195 distributors worldwide leverage our technology to drive revenue, gain efficiencies and increase customer satisfaction.

Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933.  All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements.  These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management.  Words such as  "expects," "anticipates," "targets," "goals," "projects", "intends," "plans," "believes," "seeks," "estimates," "endeavors," "strives," "may," or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Such risks and uncertainties include those factors described in Part 1A of the Company's annual report on Form 10‐K for fiscal year ended July 31, 2012, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company's filings with the Securities and Exchange Commission.

ARI Network Services, Inc.
Consolidated Statements of Income
(Dollars in Thousands, Except per Share Data)

	Three months ended July 31		Twelve months ended July 31
	2012	2011	2012	2011
Net revenue	$5,871	$5,418	$22,494	$21,334
Cost of revenue	1,501	1,079	5,266	4,487
Gross profit	4,370	4,339	17,228	16,847
Operating expenses:	74%	80%	76.6%	79.0%
Sales and marketing	977	1,100	4,249	4,272
Customer operations and support	883	894	3,379	3,439
Software development and technical support (net of capitalized software product costs)	519	396	1,864	1,463
General and administrative	1,397	1,161	5,027	4,252
Depreciation and amortization (exclusive of amortization of software product costs included in cost of revenue)	292	429	1,414	1,688
Net operating expenses	4,068	3,980	15,933	15,114
Operating income	302	359	1,295	1,733
Other income (expense):
Interest expense	(74)	(194)	(235)	(790)
Other, net	126	17	222	458
Total other income (expense)	52	(177)	(13)	(332)
Income (loss) from continuing operations before provision for income tax	354	182	1,282	1,401
Income tax benefit (expense)	158	1,498	(227)	1,017
Income from continuing operations	512	1,680	1,055	2,418
Discontinued operations, net of tax	-	-	-	25
Net income	$512	$1,680	$1,055	$2,443

Average common shares outstanding:
Basic	8,036	7,901	7,997	7,855
Diluted	8,217	7,957	8,171	7,911
Basic and diluted net income (loss) per share:
Basic	$0.06	$0.21	$0.13	$0.31
Diluted	$0.06	$0.21	$0.13	$0.31

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	July 31	July 31
	2012	2011
ASSETS
Cash and cash equivalents	$1,350	$1,134
Trade receivables, less allowance for doubtful accounts of $270 and $383 at July 31, 2012 and 2011, respectively	1,132	1,179
Work in process	151	169
Prepaid expenses and other	766	802
Deferred income taxes	2,686	2,693
Total current assets	6,085	5,977
Equipment and leasehold improvements:
Computer equipment and software for internal use	2,592	2,304
Leasehold improvements	584	558
Furniture and equipment	1,989	2,000
	5,165	4,862
Less accumulated depreciation and amortization	3,214	2,988
Net equipment and leasehold improvements	1,951	1,874
Capitalized software product costs:
Amounts capitalized for software product costs	18,247	16,693
Less accumulated amortization	15,298	13,878
Net capitalized software product costs	2,949	2,815
Deferred income taxes	2,443	2,607
Other long term assets	148	346
Other intangible assets	1,439	2,041
Goodwill	5,439	5,439
Total assets	$20,454	$21,099

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	July 31	July 31
	2012	2011
LIABILITIES
Current borrowings on line of credit	$-	$245
Current portion of long-term debt	1,084	917
Accounts payable	725	561
Deferred revenue	4,926	5,282
Accrued payroll and related liabilities	758	1,264
Accrued taxes	161	106
Other accrued liabilities	214	184
Current portion of capital lease obligations	150	127
Total current liabilities	8,018	8,686
Long-term debt	2,888	4,083
Capital lease obligations	58	210
Other long term liabilities	274	289
Total non-current liabilities	3,220	4,582
Total liabilities	11,238	13,268

SHAREHOLDER'S EQUITY
Cumulative preferred stock, par value $.001 per share, 1,000,000 shares authorized; 0 shares issued and outstanding at July 31, 2012 and 2011, respectively	-	-
Junior preferred stock, par value $.001 per share, 100,000 shares authorized; 0 shares issued and outstanding at July 31, 2012 and 2011, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares authorized; 8,037,750 and 7,901,774 shares issued and outstanding at July 31, 2012 and 2011, respectively	8	8
Common stock warrants and options	1,287	1,092
Additional paid-in capital	95,931	95,834
Accumulated deficit	(88,009)	(89,064)
Other accumulated comprehensive loss	(1)	(39)
Total shareholders' equity	9,216	7,831
Total liabilities and shareholders' equity	$20,454	$21,099